Exhibit 99.1

FOR IMMEDIATE RELEASE

Green Plains to Acquire Cattle Feed Yards from Cargill

Multiyear Offtake Agreement with Cargill Meat Solutions for Future Cattle Production

Green Plains Cattle Company will be the Fourth Largest Cattle Feeder in the U.S.

Acquisition will be accretive to 2017 earnings

OMAHA, Neb., April 26, 2017 (GLOBE NEWSWIRE) – Green Plains Inc. (NASDAQ:GPRE) today announced that its subsidiary, Green Plains Cattle Company, has entered into an asset purchase agreement to acquire two cattle-feeding operations from Cargill for $36.7 million, excluding working capital. The transaction includes feed yards located in Leoti, Kan. and Yuma, Colo. and will add capacity of 155,000 head to the company’s operations. Upon completion of the acquisition, Green Plains Cattle Company will become the fourth largest cattle-feeding operation in the United States with total capacity of more than 255,000 head.

As part of the transaction, Green Plains Cattle will also enter into a long-term supply agreement with Cargill Meat Solutions to provide a reliable supply of cattle from the Leoti and Yuma locations, as well as Green Plains’ existing feedlot in Kismet, Kan., with appropriate flexibility and economic opportunities for both parties.

“The growth of Green Plains Cattle achieves one of our strategic initiatives of further diversifying our income streams and investing in adjacent businesses. This purchase also aligns with our overall strategy to meet growing global protein demand in downstream markets that take advantage of our supply chain, production platform and commodity management expertise,” commented Todd Becker, president and chief executive officer of Green Plains. “A key component of the acquisition is the long-term agreement with Cargill under which Green Plains Cattle will be a strategic supplier of their beef-packing demand.”

Green Plains Cattle Company currently owns a 70,000 head cattle-feeding operation near Kismet, Kan. and a 30,000 head operation near Hereford, Texas.

“One of the inherent benefits of this transaction is the scale of internal demand for our co-products produced at company-owned ethanol plants. Our cattle business will now consume more than 300 thousand tons of dried distillers grains and 40 million pounds of corn oil annually,” Becker added. “The ability to effectively control our feed supply cost provides our cattle business with a strategic operating advantage resulting in more predictable and stable cattle-feeding margins while enhancing Green Plains’ knowledge of ration dynamics. Since our entry into cattle feeding a few years ago, the meat and protein market fundamentals have remained favorable and the business has been accretive to Green Plains’ earnings.”

The Leoti and Yuma cattle-feeding operations consist of approximately 1,900 acres of land, supporting infrastructure and feed storage assets, which are strategically located near major meat packers. The transaction is anticipated to be accretive to 2017 earnings with completion expected in the next 30 days, subject to customary closing conditions and regulatory approvals.

About Green Plains Inc.

Green Plains Inc. (NASDAQ:GPRE) is a diversified commodity-processing business with operations related to ethanol production, grain handling and storage, a cattle feedlot, vinegar production, and commodity marketing and logistics services. The company is the second largest consolidated owner of ethanol production facilities in the world with 17 dry mill plants, producing nearly 1.5 billion gallons of ethanol at full capacity. Green Plains owns a 62.5% limited partner interest and a 2.0% general partner interest in Green Plains Partners. For more information about Green Plains, visit www.gpreinc.com.

Forward-Looking Statements

This news release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements reflect management’s current views, which are subject to risks and uncertainties including, but not limited to, anticipated financial and operating results, plans and objectives that are not historical in nature. These statements may be identified by words such as “believe,” “expect,” “may,” “should,” “will” and similar expressions. Factors that could cause actual results to differ materially from those expressed or implied include risks related to Green Plains’ ability to realize the anticipated benefits of the feedlot acquisition and other risks discussed in Green Plains’ reports filed with the Securities and Exchange Commission. Investors are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date of this news release. Green Plains assumes no obligation to update any such forward-looking statements, except as required by law.

Contact: Jim Stark, Vice President - Investor and Media Relations, Green Plains Inc. (402) 884-8700